GAYLORD ENTERTAINMENT COMPANY ELECTS
R. BRAD MARTIN TO BOARD OF DIRECTORS
NASHVILLE, Tenn. — November 10, 2006 — Gaylord Entertainment Co. (NYSE: GET) announced today that R. Brad Martin has joined the Company’s Board of Directors effective immediately.
Martin has served as Chairman of the Board of Saks Incorporated since 1989, and served as its Chief Executive Officer until January 2006. During his tenure as Chairman and CEO, Saks Incorporated became one of the largest retail enterprises in the United States, with peak annual revenues in excess of $6 billion.
“Brad is a world-class business executive with extensive experience in creating and sustaining brands and building shareholder value,” said Colin V. Reed, chairman and CEO of Gaylord Entertainment. “We know his counsel will prove invaluable as we continue to grow our core hospitality business.”
Martin has served on a variety of civic and charitable boards. He also serves as director of First Horizon Corporation, Harrah’s Entertainment, Inc., and Pilot Travel Centers.
“I am thrilled to join the Board of Gaylord Entertainment,” said Martin. “I have followed what Colin and his team have done in transforming the company into a top-performing, national hotel company and look forward to participating in the future growth of the organization.”
Martin is a graduate of The University of Memphis and holds an MBA from the Owen School of Management at Vanderbilt University. He served five terms as a member of the Tennessee House of Representatives and holds the distinction of being the youngest person ever elected to the Tennessee General Assembly.
About Gaylord Entertainment
Gaylord Entertainment (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates three industry-leading brands — Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts, ResortQuest (www.resortquest.com), the nation’s largest vacation rental property management company, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for 80 consecutive years. The Company’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman

Auditorium, General Jackson Showboat, Gaylord Springs, Wildhorse Saloon, and WSM-AM. For more information about the Company, visit www.gaylordentertainment.com.

Investor Relations Contacts:	Media Contacts:
David Kloeppel, CFO	Brian Abrahamson, Executive Director of Communications
Gaylord Entertainment	Gaylord Entertainment
(615) 316-6101	(615) 316-6302
dkloeppel@gaylordentertainment.com	babrahamson@gaylordentertainment.com
~or~	~or~
Key Foster, VP Treasury,
Strategic Planning & Investor Relations	Elliot Sloane
Gaylord Entertainment	Sloane & Company
(615) 316-6132	(212) 446-1860
kfoster@gaylordentertainment.com	esloane@sloanepr.com